EXHIBIT 10.13

AMENDED AND RESTATED MANAGEMENT AGREEMENT

between

1.	PIERIS AG, Lise-Meitner-Straße 30, 85354 Freising-Weihenstephan, represented by its Supervisory Board

- hereinafter referred to as the “Company”-

and

2.	Stephen S. Yoder, Herterichstrasse 65a, 81479 München

- hereinafter referred to as the “Executive”-

- Company and Executive herein collectively also referred to as the “Parties” -

R E C I T A L S

WHEREAS, by resolution adopted by the Supervisory Board on December 17, 2009, the Executive was appointed to the Management Board to serve as Chairman of the Management Board (Vorstandsvorsitzender) of the Company for a term from January 1, 2010 to December 31, 2014.

WHEREAS, Pieris Pharmaceuticals, Inc., a Nevada corporation (“Pieris US”), effective as of December 17, 2014 (the “Effective Date”), will acquire all shares of the Company (“Acquisition Transaction”) making the Company a wholly owned subsidiary of Pieris US (the “Effective Date”). The Executive has entered into a separate employment agreement with Pieris US as of the Effective Date (the “US Employment Agreement”).

WHEREAS, the Company desires to continue to employ Executive as a member of the management board (Vorstand) pursuant to the terms of this Amended and Restated Management Agreement effective as of December 17, 2014 (the “Amended and Restated Management Agreement”) and Executive desires to accept such employment, subject to the terms and conditions contained in this Agreement. This Agreement shall replace and lift the current management agreement between the Company and the Executive dated August 30, 2009 as amended on March 12, 2012 except for any bonus to be paid, if any, pursuant to Section 4(2) solely for the year ended December 31, 2014.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Employment.

(a) Term of Agreement. This Agreement shall become effective on the Effective Date immediately after the closing of the Acquisition Transaction and shall continue unless terminated in accordance with the terms and conditions contained in Sections 3 and 4 of this Agreement (the “Term”).

(b) Position and Duties. The Executive shall be employed as Chairman of the Management Board (Vorstandsvorsitzender) and bear the title “Chief Executive Officer”. In conjunction with the other appointed members of the Management Board, the Executive shall conduct the affairs of the Company with the due care and diligence of a prudent and conscientious business manager pursuant to the provisions of law, the Articles of Incorporation, the Rules of Procedure for the Management Board as issued by the Supervisory Board, a plan for the allocation of duties, and this Agreement. The Executive shall always act exclusively for the good of the Company and of any enterprises affiliated with it in the future and shall, to be best of his ability, support and promote its interests and objectives, in particular the enhancement of the Company’s profits and shareholder value. The Executive is obligated to assume, upon demand by the Supervisory Board, Supervisory Board mandates or a seat in similar supervisory bodies in other companies that are affiliated with the Company as well as managerial functions at subsidiaries or enterprises affiliated with the Company. He shall resign from such positions at any time upon demand by the Supervisory Board, and no later than upon the termination of his appointment as the Chief Executive Officer of Pieris US.

(c) Location. Executive shall perform services for the Company at the Company’s registered seat.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base gross salary (“Base Salary”) will be $375,000 in U.S Dollars or denominated in Euro pursuant to the respective spot rate at payment, less payroll deductions and all required withholdings, payable in twelve (12) equal monthly installments through transfer to the account to be designated by the Executive with a bank located within Germany. The aforementioned installments will be paid the last day of each month and in accordance with normal payroll practices at Company. The Supervisory Board or a committee of the Supervisory Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary, if any, will be made solely at the discretion of the Supervisory Board or a committee of the Supervisory Board.

(b) Bonus. Executive shall also be eligible for an annual discretionary bonus of up to 40% of Executive’s then-Base Salary (the “Target Bonus Amount”) as determined by the Supervisory Board or a committee of the Supervisory Board in its sole discretion, based upon the Supervisory Board’s or a committee of the Supervisory Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals as chosen and determined by the Supervisory Board or a committee of the Supervisory Board in its sole discretion. The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Target Bonus Amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Supervisory Board or a committee of the Supervisory Board from time to time.

(c) Benefits. During the Term, the Company shall provide Executive with coverage under all employee benefit programs, plans and practices as are in effect from time to time and which Company, makes available from time to time to its senior executive officers, with at least the same opportunity to participate as the other senior executive officers of Company including, without limitation, if applicable, retirement, pension, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage; provided, however, that notwithstanding the foregoing, Company shall only be responsible for 50% of the total cost of health insurance for Executive’s spouse and children while Executive remains employed outside the United States pursuant to this Agreement.

(d) Vacation and Fringe Benefits. Executive shall be entitled to four (4) weeks paid vacation in each calendar year (pro-rated as necessary for partial calendar years during the Term). Executive may take his vacation at such times consistent with the vacation policies as are in effect from time to time with respect to senior executive officers. Executive shall be entitled to the perquisites and fringe benefits which the Company make available from time to time to its senior executive officers, commensurate with Executive’s position with the Company. If the Executive is unable to use some or all of his vacation time by year’s end owing to business or personal reasons, he remains entitled to said vacation time by March 31 of the subsequent year. If some or part of the vacation time cannot be used by that date owing to business reasons, the vacation claim lapses. The vacation shall be compensated according to the salary pursuant to this Section 2.

(e) Working Hours. Executive shall dedicate his entire working capacity to the Company and its Affiliates, at least 40 hours a week. The duration and the starting and finishing times of the daily working hours shall be determined by the Executive himself according to his set task within the respectively valid local working hours regulations, in which respect he must take account of operational interests and the respectively valid Company regulations. The Executive is obliged to do overtime or additional work. Overtime is to be done as is required by the situation-related scope of work and in so far as this is legally permissible. The additional work is compensated by the regular salary according to this Section 2.

(f) Temporary Incapacity to Work. The Executive shall notify the Company without delay of every instance of the temporary incapacity to work and its probable duration. On request, the reasons for the temporary inability to work must be indicated. If the Executive is unable to work on account of the temporary incapacity to work due to illness for which he is not responsible, then the Company shall continue to pay his remuneration for a period of 3 (three) months. Reimbursements made by third parties to this effect will be deducted. The Executive shall assign his entitlement to compensation to the Company if he sustains injury at the hands of a third party and the Company continues to pay his salary in the case of illness. He is obliged to provide the Company without delay with all the information necessary to pursue said claims. The Executive shall remain obliged to pursue all claims against third parties.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the applicable expense reimbursement policies. The expenses shall in each case be documented in accordance with tax law, unless flat-rate amounts permitted under tax law are settled.

(h) Automobile Allowance. While employed outside the United States pursuant to this Agreement, Company shall provide Executive with a reasonable monthly automobile allowance for a car in connection with the performance of his duties under this Agreement. Subject to reasonable documentation thereof, Company shall reimburse Executive for all reasonable expenses related to such automobile, including, without limitation, maintenance and repairs, insurance, gasoline, tolls, and parking-related fees and the Company shall withhold from such payment all amounts required to be deducted or withheld under applicable law. The Executive bears the taxes of private usage.

(i) Relocation and Housing. In the event that Executive relocates to the United States, the Company will pay or reimburse Executive for the reasonable costs and expenses in an amount not to exceed $25,000 in U.S Dollars to cover moving and relocation expenses, temporary living expenses and one family house hunting trip (“Relocation Expenses”) and the Company shall withhold from such payment all amounts required to be deducted or withheld under applicable law. All Relocation Expenses will be paid within 30 days of Executive’s submission of documentation of those expenses. If Executive terminates his employment other than for a Covered Termination prior to the second anniversary of the earlier of the relocation or the initial payment of the Relocation Expenses the Executive expressly acknowledges and agrees that the Executive shall reimburse the Company for the pro-rated net amount of all Relocation Expenses received within thirty days following such termination.

3. Termination.

(a) Term. This Agreement commences on the Effective Date and is subject to the condition precedent of the occurrence of the Acquisition Transaction. It is entered into for a fixed term running to the first (1st) anniversary of the Effective Date, provided, however, that this Agreement shall automatically expire upon expiration of the US Employment Agreement. By no later than 90 days prior to the expiration of this Agreement, except where the US Employment Agreement has already expired or termination notice has been given under the US Employment Agreement or this Agreement, the chairman of the Supervisory Board shall inform the Executive whether the Supervisory Board has reappointed the Executive as member of the Management Board and whether it is prepared to extend the contract of employment with him in keeping with the term of the reappointment or to enter into a new contract of employment subject to different terms and conditions. The Executive shall thereupon state within 30 days whether he accepts the reappointment and is prepared to agree to the terms and conditions offered for the continuation or renewal of the contract of employment.

(b) Termination. Both Parties may ordinarily terminate (ordentlich kündigen) this Agreement upon ninety (90) calendar days’ notice or upon such shorter notice as Executive and the Company shall agree, to the respective other Party. The termination of this Agreement for cause (außerordentliche Kündigung) remains unaffected for both Parties. Any notice of termination shall be provided in writing. In each case of termination, the Company may, at its own discretion, and independently of the effectiveness of the termination and with reservation of its other rights, release the Executive from his activity for the Company or entrust him with other responsibilities that may be regarded as appropriate with respect to the professional qualifications of the Executive.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations.

(i) Confidentiality. Executive shall not during the Term and thereafter, without the prior written consent of the Company, knowingly (i) divulge, disclose or make accessible any Confidential Information (as defined below) to any other person, firm, partnership, corporation or other entity or (ii) use any Confidential Information for his own purposes or for the benefit of any other person, firm, partnership, corporation or other entity (other than the Company), except (x) during the Term, in the business of and for the benefit of the Company or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information or by state, federal, foreign or local law, rule or regulation; provided that, in the event that Executive is so required to disclose Confidential Information, Executive shall, prior to making any such disclosure, provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” shall mean all confidential Company data, analyses, reports, interpretations, forecasts, documents and information concerning the affairs of the Company and its Affiliates, including, without limitation, confidential financial data, strategic business plans, computer programs and documentation, product development data (or other proprietary product data), customer lists and customer information, discoveries, practices, policies, processes, methods, marketing plans, prospects, opportunities and other proprietary information in whatever form, tangible or intangible; provided that Confidential Information shall not include (x) information that has become generally available to the public other than as a result of disclosure by Executive in a manner violative of this Section 4, or (y) information that is rightly received by Executive without restriction on disclosure from a third party legally entitled to possess and disclose such information without restriction (other than information that Executive may learn or has learned by reason of his association with any Affiliate). Upon conclusion of the Term or at any point prior on request of the Company, Executive shall immediately return to the Company all Confidential Information, including copies, reproductions and summaries thereof, in his possession and shall erase all such Confidential Information from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company and its Affiliates.

(ii) Non-Competition. During the Term and twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Supervisory Board (which the Supervisory Board may grant or withhold in its discretion): he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor; lender or employee, or in any other capacity (and whether or not for compensation) carry on, be engaged in or employed by, be a consultant or provide assistance to or have any financial interest in, any Competing Entity, except that it will not be deemed a breach of this Section 4(a)(iii) if Executive is an investor or stockholder of not more than two (2%) percent of the equity securities of any entity.

(iii) Non-Solicitation. During the Term and for twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Supervisory Board, he shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (a) solicit for employment any employee who has been employed by the Company or any Affiliate at any time during the twelve (12) months immediately preceding such solicitation or offer or (b) solicit for the business of or provide services to any client, customer, or vendor of the Company or any Affiliate for which he or any subordinate provided services during the Term.

(iv) Intellectual Property. All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by Executive during the Term, and all business opportunities presented to Executive during the Term shall be owned by and belong exclusively to the Company, provided that they directly relate to the business of the Company, as of the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose to the Company any such Intellectual Property or Technology or any viable business opportunity presented by a third party to Executive during the Term and which the Company has not rejected and (ii) execute and deliver to the Company, without additional compensation, such instruments (such as assignments of any Intellectual Property to the Company) as the Company may require from time to time to evidence its ownership of any such Intellectual Property or Technology or business opportunity. For purposes of this Agreement, (x) the term “Intellectual Property” shall mean and include any and all trademarks, trade names, service marks, service names, patents, copyrights and applications therefor and (y) the term “Technology” shall mean and include any and. all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes and procedures. Such assignment or license shall be deemed compensated by the remuneration according to this Agreement. The German Employee Invention Act (Arbeitnehmererfindungsgesetz) shall not apply.

(v) Non-disparagement. During the Term and at all times thereafter, Executive shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its Affiliates, officers, directors, board members, investors, shareholders, agents or employees.

(vi) Response to Legal Process. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(vii) Survival of Provisions. The provisions of this Section 4 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

5. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. The Executive undertakes to repay any overpayments of salary, including claims arising from the incorrect calculation of taxes and voluntary benefits, to the Company without delay. The Executive waives in this respect the assertion of a plea of a loss of enrichment according to § 818 (3) of the German Civil Code (Bürgerliches Gesetzbuch).

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Amendments or Modifications. Amendments or modifications to this Agreement require written form to be effective. The same shall apply to a modification or abrogation of this written form requirement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Federal Republic of Germany without reference to the conflict of law.

(e) Severability. In case single provisions of this Agreement are or prove to be invalid or not enforceable or in case this Agreement should contain gaps, the binding force and effectiveness of the other provisions of this Agreement shall remain un-affected. The invalid or unenforceable provision shall be replaced by such provision(s) which the parties would have foreseeably agreed upon had they had knowledge of the invalidity, unenforceability or the gap as of the time of the signing of this Agreement. Should a provision be or prove to be invalid for the stipulated extent and scope of the respective obligation contained therein, the scope and extent of such obligation shall be adjusted to match the legally admissible extent and scope of obligation.

(f) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Priority of This Agreement. In case of differences between this Agreement and the US Employment Agreement, this Agreement shall prevail over the US Employment Agreement.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliates. “Affiliates” means the definition pursuant to §§ 15 et seq. German Stock Corporation Act (Aktiengesetz) which includes, without limitation, Pieris U.S. for so long as the Company is a wholly-owned subsidiary thereof.

(b) Competing Entity. “Competing Entity” shall mean any person or entity which is engaged in any phase of the business of developing, manufacturing and marketing of products which compete with the Company and/or any of its Affiliates.

(c) Competing Position. “Competing Position” shall mean engaging, directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any Competing Entity..

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Pieris AG

By:	/s/ Chau Q. Khuong
Name:	Chau Q. Khuong
Title:	Chairman of the Supervisory Board

EXECUTIVE

/s/ Stephen S. Yoder
Name:	Stephen S. Yoder

Signature Page to Amended and Restated Management Agreement